Plumas Bancorp Reports Second Quarter Earnings

QUINCY, CA -- (Marketwire - August 07, 2012) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced second quarter 2012 earnings of $633 thousand, more than five times the earnings of $101 thousand during the second quarter of 2011. For the six months ended June 30, 2012, Plumas Bancorp reported net income of $857 thousand. This compares to $325 thousand during the first six months of 2011.

Net income allocable to common shareholders increased by $532 thousand from a net loss of $70 thousand or $(0.01) per share during the three months ended June 30, 2011 to net income of $462 thousand or $0.10 per share during the current three month period. For the six months ended June 30, 2012, net income allocable to common shareholders totaled $515 thousand or $0.11 per share compared to net loss allocable to common shareholders of $17 thousand or $0.00 per share during the six months ended June 30, 2011. Income (loss) allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income.

Financial Highlights

Three months ended June 30, 2012 compared to June 30, 2011

  Income before provision for taxes increased by $950 thousand to $1 million.
  The provision for loan losses decreased 50% from $600 thousand to $300 thousand.
  Non-interest expense decreased by $978 thousand.
  Net interest income increased by $95 thousand to $4.3 million.
  Net interest margin increased to 4.30% compared to 4.12% during the second quarter of 2011.

Six months ended June 30, 2012 compared to June 30, 2011

  Income before provision for taxes increased by $1 million to $1.4 million.
  The provision for loan losses decreased by $1.4 million to $900 thousand.
  Net interest income increased by $22 thousand to $8.4 million.
  Net interest margin increased to 4.19% compared to 4.06% during the six months ended June 30, 2011.

June 30, 2012 compared to June 30, 2011

  Nonperforming loans decreased by $8.1 million or 39%, from $21.0 million at June 30, 2011 to $12.9 million at June 30, 2012.
  Nonperforming assets decreased by $7.0 million from $27.7 million at June 30, 2011 to $20.7 million at June 30, 2012.
  The ratio of nonperforming loans to total loans decreased from 6.94% to 4.22% and the ratio of nonperforming assets to total assets decreased from 6.11% to 4.54%.
  Net loans increased by $4.8 million from $296.2 million at June 30, 2011 to $301.0 million at June 30, 2012.
  Total shareholders' equity increased by $1.5 million to $40.6 million.
  Total leverage capital increased from 9.6% at June 30, 2011 to 10.4% at June 30, 2012.
  Total Risk-Based Capital Ratio strengthened to 14.9% from 14.6%.

Commenting on the recent quarter's performance, Andrew J. Ryback, president and chief executive officer, stated, "The Board of Directors, executive team and I are pleased to report positive earnings for ten consecutive quarters. Most significant was our progress toward growing loan balances and reducing nonperforming assets, two of our primary focus areas. We also saw strong continued growth in core deposits."

Ryback concluded, "Thanks to our supportive shareholders, loyal customers and hard-working employees, Plumas Bank has been in business for almost 32 years. And, while a lot has changed, one thing hasn't, banking is still about people. Plumas Bank continues to be a trusted advisor and community partner committed to helping people reach their financial goals and making our corner of the world a better place to live, work, and play."

Asset Quality

Nonperforming loans at June 30, 2012 were $12.9 million, a decrease of $8.1 million, or 39% from the $21.0 million balance at June 30, 2011. Nonperforming loans as a percentage of total loans decreased to 4.22% at June 30, 2012, down from 6.94% at June 30, 2011. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings ("OVO")) at June 30, 2012 were $20.7 million, down from $27.7 million at June 30, 2011. Nonperforming assets as a percentage of total assets decreased to 4.54% at June 30, 2012 down from 6.11% at June 30, 2011.

During the six months ended June 30, 2012 we recorded a $900 thousand provision for loan losses down from the $2.3 million provision for loan losses for the six months ended June 30, 2011. A large portion of the $2.3 million provision in the 2011 period was related to a specific reserve required on one significant land development loan relationship.

Net charge-offs totaled $1.6 million during the six months ended June 30, 2012 and $2.4 million during the same period in 2011. Net charge-offs as a percentage of average loans decreased from 1.55% during the six months ended June 30, 2011 to 1.10% during the current period. The allowance for loan losses totaled $6.2 million at June 30, 2012 and $7.3 million at June 30, 2011. The allowance for loan losses at June 30, 2012 consisted of $1.8 million in specific reserves related to impaired loans and $4.4 million in general reserves. This compares to $1.7 million in specific reserves related to impaired loans and $5.6 million in general reserves at June 30, 2011. As a percentage of unimpaired loans, general reserves were 1.54% at June 30, 2012 and 1.99% at June 30, 2011. This decrease in general reserves is consistent with positive asset quality trends experienced during the last twelve months and is primarily related to a decrease in the historical charge-off rate. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.40% at June 30, 2011 to 2.02% at June 30, 2012.

Deposits, Investments and Loans

Total deposits were $395 million as of June 30, 2012, a decrease of $1.7 million, or less than 1%, from the June 30, 2011 balance of $397 million. The decline in deposits was primarily related to maturities from a higher rate promotional time deposit product we began offering in June, 2009 and continued to offer until April 30, 2010. In total, time deposits declined by $19.2 million. Core deposit growth was strong with year-over-year increases in non-interest bearing deposits of $15.9 million and savings and money market deposits of $13.6 million.

Total investment securities increased by $28.8 million from $45.7 million at June 30, 2011 to $74.5 million as of June 30, 2012. The increase in investment securities is consistent with our asset/liability management policy as we chose to reduce excess balances held at the FRB in order to increase our return on these balances. The investment portfolio at June 30, 2012 was invested entirely in U.S. Government sponsored agency securities. Cash and due from banks totaled $35.1 million at June 30, 2012 a decrease of $27.2 million from June 30, 2011. Included in cash and due from banks at June 30, 2012 and June 30, 2011 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $19.0 million and $48.6 million, respectively.

Net loans increased by $4.8 million, or 2%, from $296.2 million at June 30, 2011 to $301.0 million at June 30, 2012. We have not experienced a year over year increase in net loans since the second quarter of 2009.

Shareholders' Equity

Total shareholders' equity increased by $1.5 million from $39.1 million at June 30, 2011 to $40.6 million at June 30, 2012. Book value per common share increased to $6.03 at June 30, 2012 from $5.72 at June 30, 2011. Plumas Bancorp's leveraged capital ratio was 10.4% at June 30, 2012, up from 9.6% at June 30, 2011. Plumas Bancorp's total risk-based capital ratio at June 30, 2012 was 14.9%, up from 14.6% at June 30, 2011.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.3 million for the three months ended June 30, 2012, an increase of $95 thousand, or 2%, from $4.2 million for the same period in 2011. The increase in net interest income was primarily related to a decline in the rate paid and average balance of time deposits. Interest expense declined by $151 thousand from $487 thousand during the three months ended June 30, 2011 to $336 thousand during the current three month period. Partially offsetting the savings in interest expense was a reduction in interest income of $56 thousand. Net interest margin for the three months ended June 30, 2012 increased 18 basis points to 4.30%, up from 4.12% for the same period in 2011.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2012 was $8.39 million, an increase of $22 thousand from the $8.37 million earned during the same period in 2011. The largest components of the increase in net interest income were a decline in the average balance and rate paid on time deposits and an increase in yield on the Company's loan portfolio. These items were mostly offset by a decline in yield and average balance in investment securities and a decline in average balance in loans. Net interest margin for the six months ended June 30, 2012 increased 13 basis points, or 3%, to 4.19%, up from 4.06% for the same period in 2011.

Non-Interest Income/Expense

During the three months ended June 30, 2012, total non-interest income decreased by $423 thousand from the same period in 2011. This decline was related to a reduction in gains on sale of investment securities of $286 thousand and a reduction in gains on sale of government guaranteed loans of $178 thousand. During the three months ended June 30, 2012 we sold fifteen securities generating proceeds of $7.8 million and a gain on sale of $161 thousand. During the second quarter of 2011 we also sold fifteen securities generating proceeds of $23.4 million and recording a net gain on sale of $447 thousand. The decline in gains on sale of loans was primarily related to a decrease in the guarantee percentage during the 2012 quarter. Sales and gains on sale were strong during the second quarter of 2011 as most loans sold represented 90% of the loan originated (the guaranteed portion) under a government program to stimulate small business lending. During 2012, most SBA loans sold represented a 75% SBA guarantee.

Non-interest expense totaled $4.5 million during the three months ended June 30, 2012 a decline of $978 thousand from $5.5 million during the same period in 2011. Reductions of $257 thousand in salary and benefit expense, $187 thousand in FDIC insurance and assessments, $113 thousand in OREO expense and $662 thousand in loss on sale of OREO and OVO were partially offset by increases in other items, the two largest of which were $71 thousand in outside service fees and $63 thousand in insurance expense.

Loss on sale of OREO and OVO totaled $11 thousand during the three months ended June 30, 2012 a decrease of $662 thousand from the $673 thousand incurred in the 2011 period. In the second quarter of 2011 the Bank sold its largest OREO holding which represented approximately half of its OREO holdings at that time. The Bank incurred a $684 thousand loss on sale of this large OREO holding in 2011.

During the six months ended June 30, 2012 non-interest income decreased by $999 thousand to $3.0 million from $4.0 million during the first half of 2011. The largest component of this decrease was $665 thousand in gains on the sale of government guaranteed loans from $1.1 million during the first half of 2011 to $473 thousand during the current six month period. Beginning in the first quarter of 2011, related to a change in SBA requirements, guaranteed portions of SBA loans were no longer required to be sold with a 90 day premium recourse requirement. This resulted in recording gains on sales of loans during the first half of 2011 representing both loans sold during the six months ended June 30, 2011 and loans sold during the fourth quarter of 2010. In addition, gains on sale of loans during the first sixth months of 2011 benefited from a government program temporarily increasing the government guarantee in order to stimulate small business lending. The remaining decrease in non-interest income was related to a decline in gains on sale of investment securities from $612 thousand during the six months ended June 30, 2011 to $211 thousand during the current period.

We continue to achieve savings in many categories of non-interest expense which resulted in a reduction in non-interest expense of $616 thousand from $9.7 million during the six months ended June 30, 2011 to $9.1 million during the current six month period. Significant reductions in salary and benefits expense, FDIC insurance, OREO expense and loss on sale of OREO and OVO were partially offset by an increase in the provision for changes in valuation of OREO of $629 thousand, an increase in outside service fees of $65 thousand and an increase in insurance expense of $60 thousand.

OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. When other real estate is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property less costs to sell is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for subsequent losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or write-downs resulting from permanent impairment are recorded in other income or expenses as incurred. During the six months ended June 30, 2012 the Company recorded a $493 thousand OREO provision, an increase of $629 thousand from the six months ended June 30, 2011. This was related to a decline in the value of eight properties based on appraisals received during the first half of 2012. These eight properties represent 64% of the Bank's OREO balance as of June 30, 2012.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                   As of June 30,
                                --------------------
                                                        Dollar   Percentage
                                   2012       2011      Change     Change
                                ---------  ---------  ---------  ----------
  ASSETS
Cash and due from banks         $  35,054  $  62,282  $ (27,228)      -43.7%
Investment securities              74,483     45,653     28,830        63.2%
Loans, net of allowance for
 loan losses                      301,013    296,158      4,855         1.6%
Premises and equipment, net        13,719     13,913       (194)       -1.4%
Bank owned life insurance          10,986     10,639        347         3.3%
Real estate and vehicles
 acquired through foreclosure       7,750      6,697      1,053        15.7%
Accrued interest receivable and
 other assets                      12,809     18,309     (5,500)      -30.0%
                                ---------  ---------  ---------
  Total assets                  $ 455,814  $ 453,651  $   2,163         0.5%
                                =========  =========  =========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                        $ 394,831  $ 396,540  $  (1,709)       -0.4%
Repurchase agreements               3,754      1,767      1,987       112.5%
Accrued interest payable and
 other liabilities                  6,328      5,985        343         5.7%
Junior subordinated deferrable
 interest debentures               10,310     10,310          -           -
                                ---------  ---------  ---------
  Total liabilities               415,223    414,602        621         0.1%
Shareholders' equity               40,591     39,049      1,542         3.9%
                                ---------  ---------  ---------
  Total liabilities and
   shareholders' equity         $ 455,814  $ 453,651  $   2,163         0.5%
                                =========  =========  =========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)
  FOR THE THREE MONTHS ENDED                            Dollar   Percentage
   JUNE 30,                      2012        2011       Change     Change
                              ---------   ---------   ---------  ----------

Interest income               $   4,620   $   4,676   $     (56)       -1.2%
Interest expense                    336         487        (151)      -31.0%
                              ---------   ---------   ---------
  Net interest income before
   provision for loan losses      4,284       4,189          95         2.3%
Provision for loan losses           300         600        (300)      -50.0%
                              ---------   ---------   ---------
  Net interest income after
   provision for loan losses      3,984       3,589         395        11.0%
Non-interest income               1,588       2,011        (423)      -21.0%
Non-interest expenses             4,546       5,524        (978)      -17.7%
                              ---------   ---------   ---------
  Income before income taxes      1,026          76         950      1250.0%
Provision (benefit) for
 income taxes                       393         (25)        418      1672.0%
                              ---------   ---------   ---------
  Net income                  $     633   $     101   $     532       526.7%
  Dividends on preferred
   shares                          (171)       (171)          -       100.0%
                              ---------   ---------   ---------
  Net income (loss) available
   to common shareholders     $     462   $     (70)  $     532       760.0%
                              =========   =========   =========

Basic earnings (loss) per
 share                        $    0.10   $   (0.01)  $    0.11      1100.0%
                              =========   =========   =========
Diluted earnings (loss) per
 share                        $    0.10   $   (0.01)  $    0.11      1100.0%
                              =========   =========   =========

  FOR THE SIX MONTHS ENDED                              Dollar   Percentage
  JUNE 30,                       2012        2011       Change     Change
                              ---------   ---------   ---------  ----------

Interest income               $   9,066   $   9,442   $    (376)       -4.0%
Interest expense                    674       1,072        (398)      -37.1%
                              ---------   ---------   ---------
  Net interest income before
   provision for loan losses      8,392       8,370          22         0.3%
Provision for loan losses           900       2,300      (1,400)      -60.9%
                              ---------   ---------   ---------
  Net interest income after
   provision for loan losses      7,492       6,070       1,422        23.4%
Non-interest income               3,015       4,014        (999)      -24.9%
Non-interest expenses             9,131       9,747        (616)       -6.3%
                              ---------   ---------   ---------
  Income before income taxes      1,376         337       1,039       308.3%
Provision for income taxes          519          12         507      4225.0%
                              ---------   ---------   ---------
  Net income                  $     857   $     325   $     532       163.7%
  Dividends on preferred
   shares                          (342)       (342)          -         0.0%
                              ---------   ---------   ---------
  Net income (loss) available
   to common shareholders     $     515   $     (17)  $     532      3129.4%
                              =========   =========   =========

Basic earnings per share      $    0.11   $       -   $    0.11       100.0%
                              =========   =========   =========
Diluted earnings per share    $    0.11   $       -   $    0.11       100.0%
                              =========   =========   =========

                              PLUMAS BANCORP
                      SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)
                                                          June 30,
                                                  ------------------------
                                                      2012         2011
                                                  -----------  -----------
QUARTERLY AVERAGE BALANCES
Assets                                            $   454,801  $   462,875
Earning assets                                    $   400,846  $   407,344
Loans                                             $   299,554  $   304,440
Deposits                                          $   393,522  $   406,180
Common equity                                     $    28,803  $    27,540
Total equity                                      $    40,602  $    39,253

CREDIT QUALITY DATA
Allowance for loan losses                         $     6,183  $     7,267
Allowance for loan losses as a percentage of
 total loans                                             2.02%        2.40%
Nonperforming loans                               $    12,936  $    21,035
Nonperforming assets                              $    20,686  $    27,732
Nonperforming loans as a percentage of total
 loans                                                   4.22%        6.94%
Nonperforming assets as a percentage of total
 assets                                                  4.54%        6.11%
Year-to-date net charge-offs                      $     1,625  $     2,357
Year-to-date net charge-offs as a percentage of
 average loans, annualized                               1.10%        1.55%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter   $      0.10  $     (0.01)
Diluted earnings (loss) per share for the quarter $      0.10  $     (0.01)
Quarterly weighted average shares outstanding           4,776        4,776
Quarterly weighted average diluted shares
 outstanding                                            4,776        4,776
Basic earnings per share, year-to-date                   0.11  $      0.00
Diluted earnings per share, year-to-date                 0.11  $      0.00
Year-to-date weighted average shares outstanding        4,776        4,776
Year-to-date weighted average diluted shares
 outstanding                                            4,776        4,776
Book value per common share                       $      6.03  $      5.72
Total shares outstanding                                4,776        4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity         6.4%        (1.0)%
Annualized return on average assets                      0.56%        0.09%
Net interest margin                                      4.30%        4.12%
Efficiency ratio                                         77.4%        89.1%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity         3.6%        (0.1)%
Annualized return on average assets                      0.38%        0.14%
Net interest margin                                      4.19%        4.06%
Efficiency ratio                                         80.0%        78.7%
Loan to Deposit Ratio                                    77.6%        76.4%
Total Risk-Based Capital Ratio                           14.9%        14.6%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com